Exhibit 5.1

FOLEY HOAG LLP
Attorneys at Law

February 1, 2010

CRA International, Inc.
200 Clarendon Street
Boston, Massachusetts 02116

Re:                               CRA International, Inc.
Amended and Restated 2006 Equity Incentive Plan
2009 Nonqualified Inducement Stock Option Plan

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CRA International, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 460,000 shares (the “Shares”) of its common stock, no par value, issuable under the CRA International, Inc. Amended and Restated 2006 Equity Incentive Plan and the CRA International, Inc. 2009 Nonqualified Inducement Stock Option Plan (collectively, the “Plans”).

In arriving at the opinion expressed below, we have examined and relied on the articles of organization of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plans.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be granted or issued upon exercise of options to be granted or pursuant to other awards duly granted pursuant to the Plans will be issued in accordance with the applicable terms of the Plans and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted pursuant to the Plans and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.”  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Peter M. Rosenblum
a Partner